NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Hayden Communications
Chief Financial Officer	Brett Maas (brett@haydenir.com)
(302) 456-6789	(646) 536-7331
www.sdix.com
Strategic Diagnostics Elects Dr. C. Geoffrey Davis, Founder and Chief Scientific
Officer for Abgenix, Inc., to Board of Directors
NEWARK, Del., September 4, 2007 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a biotechnology company providing sophisticated antibody-based reagents to the life sciences industry and a leading provider of analytical test kits for a broad range of biomedical, food, water, agricultural, industrial and environmental applications, today announced that it has elected C. Geoffrey Davis, Ph.D. to its Board of Directors.
Dr. Davis was a founder and the Chief Scientific Officer for Abgenix, Inc. in Fremont, California, where he led the development of the XenoMouse® technology and was involved in the research and development of Vectabix®, a fully human monoclonal antibody recently approved for colorectal cancer. Dr. Davis also guided the discovery of 11 other antibodies currently in clinical trials. Abgenix was acquired by Amgen in early 2006. Prior to founding Abgenix, Dr. Davis was a faculty member at UCSF, an investigator with the Howard Hughes Medical Institute, and Director of Immunology at both Repligen Corp. and Cell Genesys, Inc. Dr. Davis received his Ph.D. in immunology from the University of California, San Francisco and completed his postdoctoral work at Southwestern University. He is the author of 37 publications and is an inventor on 11 issued patents. Currently, Dr. Davis is the CEO of Angelica Therapeutics, Inc., a privately held biotechnology company.
Matthew H. Knight, the Company’s President and Chief Executive Officer, commented, “Dr. Davis brings a wealth of industry and leadership experience that uniquely qualifies him to serve on our Board. He has been involved in virtually every aspect of technology and business development in our industry and will help SDI in realizing the full potential of the capabilities we have built, including the Company’s Genomic Antibody Technology® platform. We are delighted to welcome him to the Board and look forward to taking full advantage of his contributions.”
Dr. Davis will fill the term of Mr. Richard Defieux who is retiring. Mr. Knight concluded, “I want to personally thank Rick Defieux for his long-standing and dedicated service to our Board. All of us at SDI are grateful to Rick for his many years of valuable contributions and sound guidance.”
About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. develops, manufactures and markets biotechnology-based detection solutions to a diverse customer base, across multiple industrial and human health markets. By applying its core competency of creating custom antibodies to assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in the pharmacogenomics market.
This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.